Exhibit 99.1

Year-End 2025 - Earnings Release

FOR IMMEDIATE RELEASE

From: Roger Dick

Uwharrie Capital Corp

704-983-6181

Date: February 10, 2026

Albemarle, NC - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.20 billion at December 31, 2025, versus $1.13 billion at December 31, 2024, a $68 million, or 6%, increase for the year. The increase was primarily due to growth in customer deposits across multiple deposit product sectors.

Net income for the twelve-month period ended December 31, 2025, was $11.4 million versus $9.9 million for the same period in 2024. For the twelve months ended December 31, 2025, net income available to common shareholders was $10.8 million, or $1.49 per share, compared to $9.3 million, or $1.26 per share, for the twelve months ended December 31, 2024. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The improvement in year-over-year net income of $1.5 million, or 15%, is attributable to growth in margin from an increase in loans held by the Company, while maintaining appropriate credit quality levels.

Contact Roger Dick, Chief Executive Officer, at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.